ISORAY ANNOUNCES RECORD SEED ORDERS AND RESULTING IMPACT ON CASH RESERVES; NEW DEBT FINANCING; AND PLANNED REDUCTION IN OUTSTANDING SHARES

RICHLAND, WA - IsoRay, Inc. (“IsoRay”) (OTCBB Symbol: ISRY), a medical technology company focusing on innovative treatment for prostate and other soft tissue cancer tumors through use of its proprietary Cesium-131, announced a dramatic increase in seed orders for the quarter ending June 30, 2006.

“Our Cesium-131 seed is quickly gaining an increasing market share among leading physicians and we anticipate increasing our seed sales by approximately 100% for the quarter ending June 30, 2006 over the quarter ended March 31, 2006,” said Roger Girard, CEO of the Company. For the quarter ended March 31, 2006, the Company sold implants used by a total of 79 patients, while for the quarter ending June 30, 2006, the Company forecasts selling implants for use by a total of over 160 patients. Management now believes that for IsoRay’s fiscal year which ends June 30, 2006, the total patients treated with Cesium-131 will exceed 400. Orders received in advance for July and August are continuing at a very brisk pace with over 50 centers now licensed to implant Cesium-131 seeds.

This substantial increase in sales has also improved the Company’s cash flow as the Company expects to generate in excess of $400,000 in revenue for the month of June 2006.

Management believes that the Company will need to produce seeds for approximately 220 patients per month to hit its break-even level but there is no assurance that this amount may not increase with increases in costs over current levels. “With anticipated total sales in June 2006 being in excess of 70 patients, we are getting closer to showing a positive gross margin with the anticipation of a break-even milestone in 2007,” said Girard.

The Company also closed a debt financing for equipment with the Hanford Area Economic Investment Development Authority (HAEIFC) of $1,400,000. This amount will assist with the Company’s need for additional equipment to meet the greater demand for its products. The Company’s expansion plans call for installing two additional production modules in its facility in Richland, doubling seed production capacity from 120 to 240 patients per month. “We believe that when the modules are completed - which may not occur until October 2006 - that we will be able to meet demand through the end of 2006,” said David Swanberg, Executive V.P. of Operations.

On May 18, 2006, the Company requested the return of 1,778,146 shares of its common stock previously issued to Mercatus & Partners, Ltd. pursuant to two Securities Purchase Agreements signed in December 2005. The Company requested the return of these shares because no funding had been received under the agreements, and management believes the shares will be returned for cancellation.

In late April 2006, the Company applied for a listing for its common stock on the NASDAQ Capital Market. Management believes that a listing on the NASDAQ Capital Market would improve liquidity for the Company's shareholders, but there can be no assurance that the Company's application will be approved.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects. IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

Safe Harbor Statement

Statements in this news release about IsoRay’s future expectations, including: the advantages of our Cesium-131 seed, seed orders for June through August, future revenues, future production capabilities and ability to meet demand, development of protocols for the use of our Cesium-131 seed to treat cancers other than prostate cancer, the level of market share our seed may attain, when and whether we will attain positive cash flow and all other statements in this release, other than historical facts, are forward-looking statements. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to obtain sufficient supplies of isotopes and other materials from suppliers, our ability to maintain adequate quality control, including with the third parties we rely on, to minimize reduction in orders from customers, and our ability to enforce our intellectual property rights, and other risks detailed from time to time in IsoRay's reports filed with the SEC.

Media Contacts:

Roger Girard, Chairman and CEO
IsoRay, Inc. 206.849.6507 (cell)
rgirard@isoray.com

Barry Bartlett, The Bartlett Group Public Relations
206.285.0673; 206.335.4694 (cell)
barry@bartlettgrouppr.com

IsoRay Medical, Inc.
350 Hills Street, Suite 106
Richland, WA 99352

1.877.4.ISORAY
509.375.1202 TEL
509.375.3473 FAX

www.isoray.com
www.cesium131.com